UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2007
Idera Pharmaceuticals, Inc.
(Exact name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Sidney Street, Cambridge, Massachusetts	02139

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective September 25, 2007, the Board of Directors of Idera Pharmaceuticals, Inc. (the “Company”) elected Hans Mueller, Ph.D. to the Board of Directors as a Class I director. Dr. Mueller’s term as Class I director expires at the 2008 annual meeting of stockholders. Dr. Mueller has not been named to any committees of the Board of Directors.
In accordance with the Company’s director compensation program, Dr. Mueller will receive an annual cash retainer of $10,000 and a fee of $1,250 for personal attendance and $500 of telephonic attendance at meetings of the board of directors and meetings of board committees. In addition, under the Company’s director compensation program, upon his election to the Board of Directors, Dr. Mueller was granted an option to purchase 3,125 shares of the Company’s Common Stock at an exercise price of $8.40 per share. As a non-employee director, Dr. Mueller is also entitled to quarterly option grants to purchase 1,250 shares of the Company’s Common Stock. All options granted to non-employee directors have an exercise price equal to the closing price of the Company’s Common Stock on the date of grant and vest on the first anniversary of the date of grant. The vesting of these options will be automatically accelerated upon the occurrence of a change in control of the Company.
Dr. Mueller was elected by the Board upon the recommendation of the Nominating and Governance Committee. There was no arrangement or understanding between Dr. Mueller and any other persons pursuant to which Dr. Mueller was selected as a director and there are no related persons transactions between Dr. Mueller and the Company.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.
Date: September 27, 2007	By:	/s/ Sudhir Agrawal
Sudhir Agrawal
Chief Executive Officer